Exhibit 10.16
Fiscal Year 2009 Executive Management Bonus Program
The Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) approved a cash bonus plan for fiscal year 2009 (the “2009 Executive Management Bonus Program”) pursuant to which certain members of our executive management team with global strategic management responsibilities will participate, including Jeffrey Weiss and Randy Underwood, who are each named executive officers of the Company, and Norman Miller, our Executive Vice President and Chief Operating Officer. The 2009 Executive Management Bonus Program sets forth target bonus amounts as a percentage of base compensation, which percentage is subject to increase based upon the Company’s achievement of certain earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals.
     The target bonus award for each of Mssrs. Miller and Underwood under the 2009 Executive Management Bonus Program is 80% and the maximum bonus opportunity is 160%. The target bonus award and the maximum bonus opportunity for Mr. Weiss under the 2009 Executive Management Bonus Program is 100% and 150%, respectively, each as determined pursuant to the bonus provision contained in his employment agreement, which has been previously filed by the Company as an Exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2007.
     The Compensation Committee and/or the Board will determine the EBITDA operating targets and methodology on which the bonuses are paid pursuant to the 2009 Executive Management Bonus Program based upon methods used historically by the Company. The Compensation Committee and/or the Board retain the right to amend, alter or terminate the 2009 Executive Management Bonus Program at any time. The bonuses under the 2009 Executive Management Bonus Program will be calculated and paid after finalizing the Company’s annual financial results for fiscal year 2009 or pursuant to certain contract provisions. Each employee must be employed in good standing on date of payment in order to receive payment under the arrangement.